Exhibit 10.15

EMPLOYMENT AGREEMENT
AGREEMENT (the “Agreement”), dated and entered into as of January 24, 2011, between Aspen Insurance U.S. Services Inc., a Delaware corporation, (the “Company”), and Emil Issavi (the “Executive”).
WHEREAS, the Executive and the Company wish to enter into a written agreement setting forth the terms and conditions of the Executive’s employment with the Company;
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:
1.Term.
(a)    The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and subject to the conditions set forth in this Agreement, commencing on a date no later than January 24, 2011, mutually satisfactory to the Company and the Executive (the “Effective Date”) and, unless sooner terminated pursuant to paragraph 7, continuing until the date that is the one year anniversary of the Effective Date (the “Term of Employment”).
(b)    The Term of Employment shall be extended automatically for one additional year on the last day before the expiration of the Term of Employment and for one additional year on each anniversary thereafter until either party gives written notice to the other party of its intention not to extend this Agreement. Such notice must be given at least 90 days before the then applicable extension date.
2.    Position and Duties.
(a)    Positions, Duties, and Responsibilities. The Executive shall serve as the Head of Casualty Reinsurance of the Company and shall use his best efforts, skill and abilities to promote the interests of the Company, and to faithfully and diligently perform such duties and responsibilities as are customarily assigned to that position, and such other duties and responsibilities as may from time to time be assigned to him by the Chief Executive Officer (the “CEO”) of Aspen Insurance Holdings Limited (“AIHL”) or by such other member of senior management as shall be designated by the CEO.
(b)    Time and Attention. Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his attention and time during normal working hours to the business and affairs of the Company and its affiliates. It shall not be considered a violation of the foregoing, however, for the Executive to (i) serve on boards and committees of, and otherwise participate in, corporate, industry, educational, religious, civic, or charitable activities or (ii) make and attend to passive personal investments in such form as will not require any material time or attention to the operations thereof during normal working time and will not violate the provisions of paragraph 11 hereof, so long as such activities in clauses (i) and (ii) do not materially interfere with the performance of the Executive’s responsibilities as an employee of the Company and to the Company in accordance with this Agreement or violate paragraph 11 of this Agreement.
(c)    Licenses, etc. If requested by the CEO or his designee, the Executive shall take such industry tests or obtain such industry licenses as shall be necessary or appropriate to his carrying out the functions contemplated hereby.
3.    Compensation. Except as otherwise expressly set forth below, the Executive’s compensation shall be determined by, and in the sole discretion of, the CEO.
(a)    Annual Base Salary. The Executive shall receive an annual base salary of not less than four hundred thousand dollars ($400,000) during the Term of Employment (the annual base salary in effect from time to time being referred to as “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for senior officers of the Company, as in effect from time to time. The Annual Base Salary shall be reviewed from time to time, and, in the sole discretion of the CEO, may be adjusted but may not be decreased below four hundred thousand ($400,000) per annum.
(b)    Annual Bonus Plan. The Executive will participate in the Company’s discretionary bonus arrangements. The Executive’s bonus potential will be one hundred percent (100%) of salary with potential to exceed this target based on agreed group performance targets. This potential is a target amount and actual bonus payments will be dependent upon the Company’s overall results each year and the performance of his team’s results. All bonuses are discretionary and at the approval of The Compensation Committee. Bonuses, if earned, shall be payable at the time such bonuses are normally paid but not later than March 15th of the calendar year following the last day of the calendar year in which the bonus is earned.
(c)    Inclusive Nature of Compensation. The compensation provided for in this Section 3 shall be inclusive of any and all fees and other compensation to which the Executive may at any time be entitled as an officer or director of the Company or any other subsidiaries of AIHL or any of the affiliates of the Company.
4.    Employee Benefits; Fringe Benefits. During the Term of Employment,
(a)    to the extent not duplicative of the specific benefits provided herein, the Executive shall be eligible to participate in all incentive compensation, retirement, and deferred compensation plans, policies and arrangements that are provided generally to other senior officers of the Company at a level (in terms of the amount and types of benefits and incentive compensation that the Executive has the opportunity to receive and the terms thereof) determined in the sole discretion of the CEO;
(b)    the Executive and, as applicable, the Executive’s covered dependents shall be eligible to participate in all of the Company’s health and welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended);

(c)    the Executive shall be entitled to receive fringe benefits and to participate in all employee benefit plans provided for senior executives of the Company (which will include but not be limited to supplemental life insurance and supplemental long term disability, the cost or expense of which shall not be charged to Executive, which are comparable to the parallel benefits which the Executive informed the Company he has from his immediate prior employer), and shall be entitled to avail himself of paid holidays, as determined from time to time by the Company; and
(d)    the Executive shall be entitled to not less than twenty-four (24) days of Paid Time Off per calendar year subject to the Company’s applicable vacation policy.
5.    Insurance on Executive. The Executive hereby grants the Company the right to obtain insurance on the Executive’s life for the benefit of the Company in such amount as the Company shall deem necessary. The Executive agrees to execute all necessary documents and to submit to a physical in connection therewith. The cost or expense of such insurance shall not be charged to the Executive.
6.    Expenses. The Executive shall be reimbursed by the Company for reasonable and necessary business expenses actually incurred in rendering the services provided for hereunder, payable in accordance with customary Company practice, after the Executive presents written expense statements or such other supporting information as the Company may customarily require of its executives for reimbursement of such expenses. Any expense reimbursements shall be made promptly, but in any event on or before December 31 of the calendar year following the calendar year in which the Executive incurs the related expense. Any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.
7.    Termination of Employment.
(a)    Death or Disability. The Term of Employment shall terminate upon the Executive’s death. The Company shall be entitled to terminate the Executive’s employment and, accordingly, the Term of Employment, because of the Executive’s Disability. For purposes of this Agreement, the Executive shall be deemed to have a Disability if the Executive is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination (as that term is defined in subparagraph 7(e)(ii) below) or if no plan or policy is maintained and the Executive is unable to perform his duty hereunder for 180 consecutive days.
(b)    By the Company.
(i)    The Company may terminate the Executive’s employment and the Term of Employment, without Cause by delivering to the Executive written Notice of Termination (as that term is defined in subparagraph 7(d)(i) below), or for Cause by delivering to the Executive a written Notice of Termination.

(ii)    For purposes of this Agreement, “Cause” means: (A) the Executive’s willful misconduct that is materially injurious to the Company or any of its affiliates; (B) the Executive’s intentional failure to act subject to and in accordance with any proper and lawful specific material direction of the CEO or his designee or the Board of Directors of the Company which breach is not promptly cured by the Executive within sixty (60) days after receipt of written notice of such breach; (C) the Executive’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony under the laws of the United States or any State; (D) the Executive’s willful and knowing violation of any applicable federal or state law governing the Company’s business or of any applicable rules or regulations promulgated by any regulatory body, the violation of which shall either disqualify the Executive from employment or association with the Company as an executive or have a material adverse effect on the Company’s business; provided, however, that any such violation shall not constitute “cause” if it results from action taken by the Executive in accordance with instructions from the CEO or his designee or the Board of Directors of the Company or upon the advice of internal or outside counsel to the Company; or (E) the intentional breach by the Executive of any written covenant or agreement with the Company or any of their affiliates not to disclose any information pertaining to the Company or any of its affiliates or not to compete or otherwise interfere with the Company or any of its affiliates.
(c)    By Executive for Good Reason.
(i)    The Executive may terminate the Executive’s employment and the Term of Employment for Good Reason by delivering to the Company written Notice of Termination if the Company does not promptly cure the grounds stated in such notice within 60 days of its receipt thereof.
(ii)    For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the written consent of the Executive, unless the Company properly cures any such occurrence after the requisite notice: (i) a material diminution in the Executive’s responsibilities, duties, authority or title provided for in this Employment Agreement at the Effective Date; (ii) a material reduction in Executive’s Annual Base Salary; or (iii) a material breach by either the Company of any of its respective other obligations contained in this Employment Agreement; or (iv) the Company requires the Executive to relocate more than two hundred (200) miles from the Executive’s current office. Any occurrence of Good Reason shall be deemed waived by the Executive unless the Executive provides written notice of the event giving rise to Good Reason within one hundred and twenty (120) days of the initial existence of such event.
(d)    By Consolidation or Reorganization; Change in Control.
(i)    If the employment of the Executive hereunder shall be terminated solely by reason of the liquidation of any affiliate for the purposes of consolidation or reorganization or as part of any arrangement for the consolidation of the undertaking of such affiliate not involving liquidation (in each case, other than a “Change in Control”, as defined below) and the Executive shall be offered employment with the consolidated or reorganized company on the same terms as the terms of this Agreement, the Executive shall have no claim against the Company or any affiliate in respect of the termination of his employment by the Company.
(ii)    If the employment of the Executive hereunder shall be terminated by the Company without Cause or by the Executive with Good Reason within the six-month period prior to a Change in Control or within the two-year period after a Change in Control, in addition to the benefits provided in Section 8(a), the Executive shall be entitled to the additional following benefits:  all share options and other equity-based awards held by the Executive in the Company (or any replacement share options and other Equity-based awards held by the Executive in an acquiring company following the Change in Control) shall immediately vest and be exercisable in accordance with their terms (i) in the case of any remaining share options in the Company, shall be subject to the same treatment as any other share options of the Company on a Change of Control, provided that any performance conditions relating to those options shall be deemed to have been satisfied in full, (ii) in the case of share options in the Company which are rolled over in to options of an acquiring company on a Change of Control, any performance conditions relating to those options shall be deemed to have been satisfied in full and they shall remain exercisable for the remainder of their term, and (iii) in the case of RSU’s, performance shares or other equity awards any performance conditions relation to those awards shall be deemed to have been satisfied in full and they shall be immediately distributed to the Executive;
For purposes of this Agreement, “Change in Control” shall have the same meaning as under the Aspen Insurance Holdings 2003 Share Incentive Plan as in effect as of the date hereof.
(e)    Termination Procedures.
(i)    Notice of Termination. Any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with the notice provisions contained in subparagraph 14(b) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
(ii)    Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination or the date of the Executive’s death so long as such date constitutes a “separation from service” as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and any related regulations promulgated thereunder (“Section 409A”); provided, however, that the date of termination in case of a termination by the Executive for Good Reason may not be earlier than 90 days after the receipt of the Notice of Termination by the Company.
(iii)    No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

8.    Obligations of the Company upon Termination.
(a)    Post-Employment Benefits. If the Executive’s employment is terminated by the Company for any reason other than Cause, death or Disability or by the Executive for Good Reason after the requisite notice and failure of the Company to promptly cure the written grounds underlying the “Good Reason”,
(iii)    the Company shall pay or provide to the Executive in cash, no later than twenty (20) business days after the normal payment date for each, (a) any portion of the Executive’s earned but unpaid Annual Base Salary to the date of termination, (b) any earned but unpaid prior year Annual Bonus, (c) any other earned but unpaid equity and/or incentive awards, (d) a payment reflecting accrued but unused vacation days (subject to the limitation in subparagraph 4(d)), and (e) any unreimbursed business expenses subject to paragraph 6 (collectively the “Accrued Obligations”); and
(iv)    the Company shall pay to the Executive within twenty (20) business days a lump sum equal to one hundred percent (100%) the Executive’s then Annual Base Salary; and
(v)    the Company shall pay to the Executive within twenty (20) business days a lump sum equal to the lesser of (i) the Executive’s then current annual bonus potential as determined in accordance with clause 3(b), or (ii) the average actual annual bonus paid to the Executive for the three (3) years preceding the year in which the Date of Termination occurs.
(b)    Termination by the Company for Cause or the Executive Without Good Reason. If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Company shall pay to the Executive in cash within twenty (20) business days after the normal payment date for each the following amounts the Accrued Obligations as defined in clause 8(a)(i) above.
(c)    Termination due to death or Disability. If the Executive’s employment is terminated due to death or Disability, the Company shall pay to the Executive (or to the Executive’s estate or personal representative, in the case of the Executive’s death) in cash (i) on the normal payment date for each Accrued Obligation (as defined in clause 8(a)(i) above) and (ii) on the normal payment date for a prorated annual bonus based on the actual annual bonus earned for the year in which the Date of Termination occurs, prorated based on the fraction of the year the Executive was employed. After making such payment(s), the Company shall have no further obligations under this Agreement.
(d)    Six-Month Delay. Notwithstanding any provision herein to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A on the Date of Termination and the right to any payment as a result of the Executive’s separation from service provides for the “deferral of compensation” within the meaning of Section 409A, then all such payments (other than payments qualifying as a short-term deferral under Treasury Regulation § 1.409A-1(b)(4), or treated as not providing for a deferral of compensation under the separation pay provisions of Treasury Regulation § 1.409A-1(b)(9)(iii) or § 1.409A-1(b)(9)(v)) shall not be made or commence during the period beginning on the Date of Termination and ending on the date that is six months following the Date of Termination or, if earlier, on the date of the Executive’s death, if the earlier making of such payment would result in tax penalties being imposed on the Executive under Section 409A. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first business day following the date that is six months following the Date of Termination or, if earlier, the date of the Executive’s death.
9.    Release. Notwithstanding any provision herein to the contrary, the Company will require that, prior to payment of any amount or provision of any benefit under paragraph 8 of this Agreement (other than an Accrued Obligation or due to the Executive’s death), the Executive shall within sixty (60) days following the Date of Termination have executed with all periods of revocation expired a complete release of the Company and their affiliates and related parties in such form as is reasonably required by the Company.
10.    Non-Exclusivity of Rights. Except as otherwise provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify (other than severance policies). Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, program, policy, or practice of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, program, policy, practice, contract, or agreement, as the case may be, except as expressly modified by this Agreement.
11.    Confidential Information; and Non-Solicitation.
(a)    Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, trade secrets, methods, know-how or data relating to the Company and their businesses or acquisition prospects (including the compensation and other terms of employment of their employees) that the Executive obtained or obtains during the Executive’s employment by the Company and that is not and does not become generally known to the public (other than as a result of the Executive’s violation of this paragraph 11) (“Confidential Information”). Except as may be required and appropriate in connection with carrying out his duties under this Agreement, the Executive shall not communicate, divulge, or disseminate any material Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process; provided, however, that if so required, the Executive will provide the Company with reasonable notice to contest such disclosure.
(b)    Non-Solicitation of Employees. The Executive recognizes that he may possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company. The Executive recognizes that the information he will possess about these other employees may not be generally known, may be of substantial value to the Company in developing its respective businesses and in securing and retaining customers, and may be acquired by him because of his business position with the Company. The Executive agrees that, for a period of one year following the termination of the Executive’s employment if he is entitled to severance payments pursuant to subparagraph 8(a), he will not, directly or indirectly, initiate any action to solicit or recruit or hire anyone who is then an employee of the Company for the purpose of being employed by him or by any business, individual, partnership, firm, corporation or other entity on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person except within the scope of the Executive’s duties hereunder.
(c)    Non-Interference with Customers. The Executive agrees that, for a period of one year following the termination of the Executive’s employment if he is entitled to severance payments pursuant to subparagraph 8(a), he will not interfere with any business relationship between the Company and any of its customers.
(d)    Remedies; Severability.
(i)    The Executive acknowledges that his skills and position in the insurance industry are unique and if the Executive shall breach or threaten to breach any provision of subparagraphs 11(a) through (c), the damages to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy. Therefore, if the provisions of subparagraphs 11(a) through (c) are violated, in whole or in part, the Company shall be entitled to specific performance and injunctive relief (without having to post any bond), without prejudice to other remedies the Company may have at law or in equity.
(ii)    If any term or provision of this paragraph 11, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this paragraph 11, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this paragraph 11 shall be valid and enforceable to the fullest extent permitted by law. Moreover, if a court of competent jurisdiction deems any provision hereof to be too broad in time, scope, or area, it is expressly agreed that such provision shall be reformed to the maximum degree that would not render it unenforceable.
12.    Assignment. This is a personal services agreement and the Executive may not assign this Agreement to any third party. The Company may assign this Agreement and the benefits hereunder without the consent of the Executive, without being relieved of any liability hereunder, to one of its direct or indirect “affiliates” or “associates” as those terms are defined in Rule 405 of the Rules and Regulations promulgated under the Securities Act of 1933. The Company may assign this Agreement and the benefits hereunder to any entity (corporate or other) into which the Company or the business of the Company may be merged, consolidated or transferred but nothing contained herein shall release the Company of any of its obligations hereunder.

13.    Arbitration. Except for matters covered under paragraph 11, in the event of any dispute or difference between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, either the Executive or the Company may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the date arbitration is required by either party, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the “AAA”) upon the application of the Executive or the Company. The determination reached in such arbitration shall be final and binding on both parties. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in Stamford, Connecticut.
14.    Miscellaneous.
(a)    Governing Law and Captions. This Agreement shall be governed by, and construed in accordance with, the laws of Connecticut without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(b)    Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or by facsimile (provided confirmation of receipt of such facsimile is received) to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by Federal Express or other nationally-recognized overnight courier that requires signatures of recipients upon delivery and provides tracking services, addressed as follows:
If to the Executive:

[Address intentionally omitted]

If to the Company:

Chief Executive Officer
Aspen Insurance Holdings Ltd
100 Leadenhall Street
London EC3A 3DD
ENGLAND

or to such other address as either party furnishes to the other in writing in accordance with this subparagraph 14(b). Notices and communications shall be effective when actually received by the addressee.

(a)    Amendment. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto.
(b)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
(c)    Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations. All cash amounts required to be paid hereunder shall be paid in United States dollars. Except as otherwise specifically provided herein, the Executive shall be responsible for all federal, state and local taxes on all compensation and benefits provided hereunder.
(d)    Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
(e)    Entire Understanding. The Executive and the Company acknowledge that this Agreement supersedes and terminates any other severance and employment agreements between the Executive and the Company or any Company affiliates. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.
(f)    Rights and Benefits Unsecured. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process except as required by law. Any attempts by the Executive to anticipate, alienate, assign, sell, transfer, pledge or encumber the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.
(g)    Noncontravention. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company’s ability to enter into or perform this Agreement.
(h)    Paragraph and Subparagraph Headings. The paragraph and subparagraph headings in this Agreement are for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

(i)    Section 409A Compliance. This Agreement is intended to meet the requirements of Section 409A, and shall be interpreted and construed consistent with that intent.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed, all as of the day and year first above written.

ASPEN INSURANCE U.S. SERVICES INC.

By:    /s/ Mike Cain
Name: Mike Cain
Title: General Counsel

Emil Issavi

/s/ Emil Issavi

Countersigned, but not in an employing capacity, by:

ASPEN INSURANCE HOLDINGS LIMITED

By:     /s/ Chris O’Kane
Name: Chris O’Kane
Title: Chief Executive Officer